Ex 99.1

Palomar Holdings, Inc. Appoints Scott Beiser to its Board of Directors

LA JOLLA, CA., May 26, 2026 – Palomar Holdings, Inc. (NASDAQ: PLMR) (the “Company”) today announced that Scott Beiser has been appointed to the Company's Board of Directors, effective May 21, 2026.

Mr. Beiser currently serves as Co-Chairman of Houlihan Lokey (NYSE:HLI), a publicly traded global investment bank, after serving as Chief Executive Officer from 2003 to 2024. He joined Houlihan Lokey in 1984 and held several senior leadership positions throughout his tenure, including Chief Operating Officer and Chief Executive Officer. As Chief Executive Officer, Mr. Beiser led the firm's initial public offering in 2015 and oversaw its transformation into a leading independent investment banking firm.

Mr. Beiser brings decades of executive leadership and public company experience, with deep expertise in strategic planning, corporate governance, capital allocation, and driving long-term shareholder value creation. He has served on Houlihan Lokey’s Board of Directors since 1991 and also brings extensive public and private company board experience. Scott holds both a Bachelor of Science and a Master of Science in Finance from the College of Business and Economics at California State University, Northridge.

“We are pleased to welcome Scott to Palomar’s Board of Directors," commented Mac Armstrong, Chairman and Chief Executive Officer of Palomar. "Scott brings a wealth of leadership experience to our Board, along with a strong track record of delivering sustained growth and creating shareholder value at Houlihan Lokey. His accomplishments are both exemplary and aspirational, and I am confident he will play an important role in the continued execution of Palomar 2X.”

Mr. Beiser added, “I am excited to join Palomar's Board and support the Company's continued growth and strategic objectives. I look forward to working with the management team and Board to help drive profitable growth and create long-term value for shareholders.”

About Palomar Holdings, Inc.

Palomar Holdings, Inc. is the holding company of subsidiaries Palomar Specialty Insurance Company (“PSIC”), Palomar Specialty Reinsurance Company Bermuda Ltd. (“PSRE”), Palomar Insurance Agency, Inc., Palomar Excess and Surplus Insurance Company (“PESIC”), Palomar Underwriters Exchange Organization, Inc. (“PUEO”), First Indemnity of America Insurance Co. (“FIA”), Palomar Crop Insurance Services, Inc. (“PCIS”), and Palomar Casualty and Surety Company (“PCSC”). Palomar’s consolidated results also include Laulima Exchange (“Laulima”), a variable interest entity for which the Company is the primary beneficiary. Palomar is an innovative specialty insurer serving residential and commercial clients in five product categories: Earthquake, Inland Marine and Property, Casualty, Surety & Credit, and Crop. Palomar’s insurance subsidiaries, PSIC, PSRE, PESIC, and FIA have a financial strength rating of “A” (Excellent) from A.M. Best and PCSC has a financial strength rating of “A-” (Excellent) from A.M. Best.

To learn more, visit PLMR.com

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Contact

Media Inquiries

Lindsay Conner

1-551-206-6217

lconner@plmr.com

Investor Relations

Jamie Lillis

1-203-428-3223

investors@plmr.com

Source: Palomar Holdings, Inc.

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